EXHIBIT 10.59

COLLABORATION AGREEMENT

BETWEEN

MARTEK BIOSCIENCES CORPORATION

AND

SEMBIOSYS GENETICS, INC.

December 1, 2003

COLLABORATION AGREEMENT

     This COLLABORATION AGREEMENT (the “Agreement”) is entered into as of December 1, 2003 by and between MARTEK BIOSCIENCES CORPORATION (“MARTEK”), a Delaware corporation having its registered office at 6480 Dobbin Road, Columbia, MD 21045, USA, and SEMBIOSYS GENETICS, INC. (“SEMBIOSYS”), a Canadian corporation, having its registered office at 110, 2985 – 23 Avenue N.W., Calgary, AB, T1Y 7L3, CANADA.

     WHEREAS, MARTEK has expertise in the discovery and use of synthesis genes which are embodied in MARTEK’s proprietary polyketide synthase (“PKS”) technology to manufacture certain long-chain polyunsaturated fatty acids (“LC-PUFAs”); and

     WHEREAS, SEMBIOSYS has expertise in the expression of transgenes in crop species; and

     WHEREAS, MARTEK and SEMBIOSYS wish to enter into this Agreement in order to collaborate in the development of transgenic plants useful in producing LC-PUFAs of interest to MARTEK; and

     WHEREAS, SEMBIOSYS will perform work which will be funded and supported by MARTEK in order to develop such transgenic plants and will license the results of such efforts to MARTEK in the Territory for the purpose of the production, manufacture and sale of products in the Field (as hereinafter defined).

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the parties hereby agree as follows:

1. DEFINITIONS

     Whenever used in this Agreement with an initial capital letter, the terms defined in this Section 1 shall have the meanings specified.

     1.1 “Affiliate” means any corporation, firm, limited liability company, partnership or other entity which directly or indirectly controls or is controlled by or is under common control with a party to this Agreement. For purposes of this definition, “Control” means ownership, directly or through one or more Affiliates, of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity.

     1.2 “ARA” means arachidonic acid.

     1.3 “Calendar Quarter” means one quarter of a Calendar Year.

     1.4 “Calendar Year” means the twelve month period beginning January 1 and ending December 31.

     1.5 “Change of Control” shall mean any of the following: (a) the acquisition in a transaction or series of transactions by any Person (such term to include anyone deemed a person under Section 13(d)(3) under the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% (fifty percent) per annum or more of the combined voting power of the then-outstanding voting securities of SEMBIOSYS entitled to vote generally in the election of directors; or (b) the sale or other disposition of all or substantially all of the assets of SEMBIOSYS to which this Agreement relates in one transaction or series of related transactions.

     1.6 “Confidential Information” means all information and proprietary materials (including but not limited to information about any element of Program Know-How) which are developed in the course of performance of the R&D Program or disclosed by one party to the other hereunder or under the Superseded Confidentiality Agreement (as defined in Section 13.13) except to the extent that any such information or material (i) as of the date of disclosure is demonstrably known to or in the possession of the party receiving such disclosure or its Affiliates, as shown by written documentation, other than by virtue of a prior confidential disclosure from the other party to such party or its Affiliates; (ii) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission of the party receiving such disclosure; or (iii) as of the date of disclosure or thereafter is rightfully obtained from a Third Party free from any obligation of confidentiality.

     1.7 “Control” or “Controlled” means, with respect to rights in intellectual property, the possession by a party of the ability to grant a license or sublicense of such rights without the payment of additional consideration and/or without violating the terms of any agreement or arrangement between such party and any Third Party.

     1.8 “DHA” means docosahexaenoic acid.

     1.9 “Effective Date” means December 1, 2003.

     1.10 “EPA” means eicosapentaenoic acid.

     1.11 “Field” means the production, manufacture and marketing of DHA, ARA and EPA produced in transgenic plants.

     1.12 “FTE” means the equivalent of a full year of effort on a full time basis (approximately 2,000 hours) of a scientist or other professional possessing skills and experience necessary to carry out the R&D Program, determined in accordance with SEMBIOSYS’ normal policies and procedures.

     1.13 “Gross Margin” means, with respect to Licensed Products, sales revenue less the cost of goods sold as determined in accordance with Exhibit B attached hereto.

     1.14 “Invention” shall mean any new and useful process, manufacture or composition of matter which is conceived and first reduced to practice, constructively or actually, in the course of performance of the R&D Program. “SEMBIOSYS Inventions” shall mean Inventions conceived and first reduced to practice solely by employees of SEMBIOSYS. “MARTEK Inventions” shall mean Inventions conceived and first reduced to practice solely by employees of MARTEK. “Joint Inventions” shall mean Inventions conceived and first reduced to practice jointly by employees of MARTEK and SEMBIOSYS.

     1.15 A party or a party’s employees will be deemed to have made an “Inventive Contribution” to a patentable invention or copyrightable work if such employee would be considered an inventor or author under 35 U.S.C. et. seq. or 17 U.S.C. et. seq., and as interpreted by the U.S. Patent and Trademark Office and the U.S. Copyright Office, respectively, and the United States courts.

     1.16 An item will be considered “Jointly” developed or invented by both parties if employees of both parties made an Inventive Contribution to the invention or development thereof.

     1.17 “License Term” means the time period referenced in Section 8.2.

     1.18 “Licensed Product” means any product or any part thereof, that (i) the production, manufacture, use or sale of which would infringe any Valid Claim contained in any patent rights licensed to MARTEK by SEMBIOSYS hereunder, or (ii) which is produced through the direct and material use of SEMBIOSYS Program Know-How or Joint Program Know-How.

     1.19 “MARTEK Background Technology” means proprietary technology, materials and/or information, including without limitation, patents and patent applications, owned or Controlled by MARTEK as of the Effective Date or developed outside of the R&D Program during the Term hereof and useful in the Field and which MARTEK has the right to use in the Field.

     1.20 “MARTEK Improvements” means (a) Inventions which claim the identification, composition or use (i) of DHA, EPA and/or ARA synthesis genes or (ii) of supplemental genes used or evaluated in the course of performance of the R&D Program for enhancing DHA, EPA or ARA production in plants, and (b) all Program Know-How other than Inventions that is directly related to (a) above.

     1.21 “Material Competitor” shall mean a Third Party which MARTEK reasonably believes to be a material competitor of MARTEK in the DHA marketplace and/or the Field.

     1.22 “Patent Coordinator” has the meaning set forth in Section 6.3

     1.23 “Patent Rights” means the rights and interests in and to issued patents and pending patent applications in any country, including, but not limited to, all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all reissues, reexaminations and extensions thereof, whether owned solely or jointly by a party, wherein at least one claim of such patent right is directly based, in whole or in part, on an Invention. “SEMBIOSYS Patent Rights” shall mean Patent Rights with respect to SEMBIOSYS Improvements and with respect to SEMBIOSYS Inventions other than MARTEK Improvements. “MARTEK Patent Rights” shall mean Patent Rights with respect to MARTEK Improvements and with respect to MARTEK Inventions other than SEMBIOSYS Improvements. “Joint Patent Rights” shall mean Patent Rights with respect to Joint Inventions which are not MARTEK Improvements or SEMBIOSYS Improvements.

     1.24 “POC” means proof of concept as referenced in Section 2.1.1(a), and as further defined in Exhibit A.

     1.25 “Program Intellectual Property” means all Patent Rights and Program Know-How. “SEMBIOSYS Program Intellectual Property” shall mean SEMBIOSYS Patent Rights and SEMBIOSYS Program Know-How. “MARTEK Program Intellectual Property” shall mean MARTEK Patent Rights and MARTEK Program Know-How. “Joint Program Intellectual Property” shall mean Joint Patent Rights and Joint Program Know-How.

     1.26 “Program Know-How” means, without limitation, all Inventions and all proprietary and non-patented inventions, improvements, discoveries, proprietary materials, biological substances, data, know-how and all trade secrets, in each case which are developed in the course of performance of the R&D Program. “SEMBIOSYS Program Know-How” shall mean Program Know-How which is a SEMBIOSYS Improvement or which is invented or developed solely by employees of SEMBIOSYS and which is not a MARTEK Improvement. “MARTEK Program Know-How” shall mean Program Know-How which is a MARTEK Improvement or which is invented or developed solely by employees of MARTEK and which is not a SEMBIOSYS Improvement. “Joint Program Know-How” shall mean Program Know-How invented or developed Jointly by employees of both parties and which is not a MARTEK Improvement or a SEMBIOSYS Improvement.

     1.27 “R&D Program” means the research and development program to be conducted by SEMBIOSYS and MARTEK pursuant to Section 2 and which is described in the Workplans.

     1.28 “Research Steering Committee” or “RSC” means the committee created pursuant to Section 2.2 hereof.

     1.29 “Research Term” has the meaning set forth in Section 2.3.1.

     1.30 “SEMBIOSYS Background Technology” means proprietary technology, materials and/or information, including without limitation patents and patent applications, owned or Controlled by SEMBIOSYS as of the Effective Date or developed or acquired outside of the R&D Program during the Term hereof and useful in the Field and which SEMBIOSYS has the right to use in the Field. SEMBIOSYS Background Technology shall expressly exclude, for purposes of this Agreement, any rights of SEMBIOSYS under any Third Party License.

     1.31 “SEMBIOSYS Improvements” means (a) Inventions which claim (i) methods of transforming genes or expressing genes in plants or (ii) methods of making or using plant oil bodies, and (b) all Program Know-How other than Inventions that is directly-related to (a) above.

     1.32 “Term” has the meaning set forth in Section 9.1.

     1.33 “Territory” means all the countries of the world.

     1.34 “Third Party” shall mean any party who is not a party hereto, or an Affiliate, licensee or sublicensee thereof.

     1.35 “Third Party License” has the meaning set forth in Section 10.2.1.

     1.36 “Valid Claim” means (i) a claim of a pending patent application, or (ii) an issued, unexpired patent claim which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealed within the time allowed for appeal or unappealable, and which claim has not been admitted to be invalid or unenforceable through reissue, reexamination, disclaimer or otherwise.

     1.37 “Workplan” means the written plan describing the activities to be carried out in the course of performance of the R&D Program.

2. R&D PROGRAM

     2.1 Implementation of R&D Program.

     2.1.1 Basic Provisions of Program.

          (a) The objectives of the R&D Program, as further described in Exhibit A attached hereto, shall be to successfully complete the following phases (each, a “Phase”): * apply for and obtain regulatory approvals for commercial crop cultivation, and generate sufficient DHA-rich seed to support pre-commercialization studies for a plant-based DHA product and achieve commercial approval.

          (b) SEMBIOSYS and MARTEK shall each use commercially reasonable efforts to perform such tasks as are set forth to be performed by it in the relevant Workplan. In carrying out the R&D Program, SEMBIOSYS shall devote such number of FTEs as well as such other scientific resources (facilities, equipment, and materials) as are necessary to perform the R&D Program as set forth in the relevant Workplan or as otherwise agreed to by the parties and approved by MARTEK for any given research period in accordance with the terms hereof.

          (c) In the course of performance of the R&D Program, MARTEK shall be primarily responsible for carrying out that portion of the R&D Program that involves supplying enabling PKS technology, which may include certain technology improvements as needed (e.g., *), and MARTEK shall also be responsible for processing and lipid analysis of oil from transgenic plant tissue and seed. SEMBIOSYS shall be primarily responsible for carrying out, at the direction of MARTEK, that portion of the R&D Program involving expressing DHA PKS genes in plants, providing access to specialty crop germplasm and other technology required to complete the R&D Program (e.g., transformation technology for model and commercial hybrid crops), conducting field trials, applying for and obtaining regulatory approvals for commercial crop cultivation, and establishing an identity preservation supply chain. SEMBIOSYS and MARTEK will each provide to the other any information, materials and technology possessed by each such party that is reasonably necessary to achieve such party’s objectives under the R&D Program.

* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

     2.1.2 Collaborative Efforts and Reports.

          (d) The parties agree that the successful execution of the R&D Program will require the collaborative use of both parties’ areas of expertise. The parties shall keep the RSC fully informed about the status of the portions of the R&D Program they respectively perform. In particular, without limitation, SEMBIOSYS shall furnish to the RSC quarterly written reports within thirty (30) days after the end of each Calendar Quarter, describing the progress of its activities in reasonable detail, including a description of Program Intellectual Property arising from SEMBIOSYS’ research efforts and accomplishments.

          (e) Scientists at SEMBIOSYS and MARTEK shall cooperate in the performance of the R&D Program and, subject to any confidentiality obligations to third parties, shall exchange information and materials as necessary to carry out the R&D Program, subject to the provisions of Section 5. Each party will attempt to accommodate any reasonable request of the other party to send or receive personnel for purposes of collaborating or exchanging information under the R&D Program. Such visits and/or access will have defined purposes and be scheduled in advance.

     2.1.3 Workplans.

          (a) An overall Workplan for the R&D Program is attached hereto as Exhibit A, which Workplan also includes a detailed Workplan for at least the first twelve (12) months of the R&D Program. At the end of each Calendar Quarter, a detailed Workplan for the next twelve (12) months shall be prepared by SEMBIOSYS and MARTEK and approved in writing by MARTEK, no later than ten (10) days after the end of such Calendar Quarter. The detailed Workplans for each twelve (12) month period shall set forth specific research and development objectives, milestones and resource allocation requirements and shall be designed to facilitate the earliest practical achievement of the objectives of the R&D Program. Each Workplan, including the overall Workplan and the detailed twelve-month Workplan, shall be in writing and shall set forth with reasonable specificity tasks for the period covered by the Workplan. The RSC may make adjustments in the Workplan as it may determine, subject to MARTEK’s written approval.

          (b) Notwithstanding anything to the contrary in this Agreement, in no event shall MARTEK have the right to unilaterally reduce the projected time required for completion of any Phase of the Workplan or to unilaterally expand the scope of the work required pursuant to the Workplan for the primary purpose of preventing SEMBIOSYS from becoming eligible for any Milestone Payment due pursuant to Section 4.3. Notwithstanding the above, MARTEK shall not expand any phase of the Workplan unless such expansion is necessary, in MARTEK’s reasonable judgment, to achieve the objectives of the R&D Program.

     2.1.4 Exclusivity.

          (a) SEMBIOSYS agrees that, during the Research Term and for a period of one (1) year thereafter, SEMBIOSYS will not, itself or through another party, perform research in the Field or collaborate in the performance of research in the Field with any other commercial party and will not, itself or through another party, undertake such activities for the benefit of any other commercial party in the Field, except as otherwise permitted hereby. Notwithstanding the foregoing, this Agreement shall not in any way restrict SEMBIOSYS’ right to perform research or collaborate with Third Parties outside of the Field and to grant to Third Parties the right to exploit the results of any such research or collaborations outside the Field; provided, however, that nothing in this Section 2.1.4(a) shall be deemed to affect the scope of any licenses or rights expressly granted to MARTEK pursuant to Section 6.2 below or the parties’ obligations with respect to Program Intellectual Property pursuant to Section 5.1 below.

          (b) MARTEK agrees that MARTEK will not use and/or replicate any SEMBIOSYS Background Technology or utilize any SEMBIOSYS Program Intellectual Property for any purpose other than as provided herein. SEMBIOSYS agrees that SEMBIOSYS will not use and/or replicate any MARTEK Background Technology or utilize any MARTEK Program Intellectual Property for any purpose other than as provided herein.

     2.2 Research Steering Committee.

     2.2.1 Establishment and Functions of RSC.

          (a) SEMBIOSYS and MARTEK shall establish an RSC. The RSC will act on behalf of the two companies and will facilitate the planning and monitoring of the R&D

Program. In particular, the activities of the RSC shall include reviewing progress in the R&D Program and recommending necessary adjustments to the Workplans, including recommending any modifications deemed desirable based on results as the research and development progresses.

          (b) In facilitating the planning and monitoring of the R&D Program, the RSC shall, subject to MARTEK’s prior approval, assign tasks and responsibilities taking into account each party’s respective specific capabilities and expertise in order, in particular, to avoid duplication and enhance efficiency and synergies.

     2.2.2 RSC Membership.

     SEMBIOSYS and MARTEK each shall appoint, in their sole discretion, two (2) members to the RSC, which shall include a Project Manager to be designated by each party. Substitutes or alternates of the RSC members may be appointed at any time by notice in writing to the other party. The parties may mutually agree to change the size of the RSC as long as there shall be an equal number of representatives of each party on the RSC. The initial RSC members shall be designated by the parties upon execution of this Agreement. The SEMBIOSYS Project Manager shall be reasonably satisfactory to MARTEK.

     2.2.3 Meetings.

     The RSC shall meet at least quarterly, with such meetings to be held, alternately, in Calgary, Alberta for SEMBIOSYS, and either Columbia, Maryland or Boulder, Colorado for MARTEK (at MARTEK’s election) unless the parties agree otherwise. Any additional meetings shall be held at places and on dates selected by the parties. In addition, the RSC may act via teleconference or video-conference. Subject to the obligations set forth in Section 5, representatives of each party or of its Affiliates, in addition to the members of the RSC, may attend RSC meetings at the invitation of either party with the prior approval of the other party, which shall not be unreasonably withheld.

     2.2.4 Minutes.

     The RSC shall keep accurate minutes of its deliberations which record all proposed decisions and all actions recommended or taken. Drafts of the minutes shall be delivered to the Project Managers within twenty (20) days after the meeting. The party hosting the meeting shall be responsible for the preparation and circulation of the draft minutes. Draft minutes shall be edited by the Project Managers and shall be issued in final form only with their approval and agreement as evidenced by their signatures on the minutes.

     2.2.5 Decisions.

     The objective of the parties to this Agreement is that decisions of the RSC shall be made by consensus. However, except as otherwise set forth herein, in the event that the RSC is unable to resolve any matter before it as set forth above, such matter shall be resolved by MARTEK, taking into reasonable consideration the best interests of both MARTEK and SEMBIOSYS.

     2.2.6 Expenses.

     SEMBIOSYS and MARTEK shall each bear all expenses of their respective RSC members related to their participation on the RSC and attendance at RSC meetings; provided, however, that FTE related expenses and reasonable out of pocket travel costs of SEMBIOSYS RSC members in connection with the foregoing shall be considered R&D Program expenses and shall be billed to MARTEK as provided in Section 4.2.

     2.3 Research and Development Term.

     2.3.1 Term of the R&D Program.

     The initial term of the R&D Program shall expire three (3) years after the Effective Date unless extended as provided in Section 2.3.2, or unless earlier terminated by either party pursuant to the provisions in this Section 2.3 and/or Article 9 (the “Research Term”).

     2.3.2 Extension of the Research Term.

     Upon successful completion of the “First R&D Milestone” as set forth in the Workplan attached hereto as Exhibit A, the Research Term shall be extended for the duration of the second Phase (Phase II) based on the timeline and milestones contained in the outline of the Workplan for Phase II as set forth on Exhibit A attached hereto. Thereafter, upon written request of MARTEK made prior to the expiration of any ongoing Phase of the R&D Program, the Research Term shall be extended for the duration of the next subsequent Phase of the R&D Program until such time as the R&D Program has been completed.

     2.3.3 Early Termination of the R&D Program.

          (a) MARTEK may terminate the R&D Program at its sole discretion upon written notice to SEMBIOSYS if POC in a model plant is not demonstrated within * years of the Effective Date or such other date as is agreed by the parties in writing.

          (b) MARTEK may terminate the R&D Program at its sole discretion upon six (6) months prior written notice, provided, however, such notice may only be given on or after the first anniversary of the Effective Date.

          (c) Either party may terminate the R&D Program on written notice to the other party in the event that licenses to Third Party intellectual property reasonably believed by such party to be necessary for the conduct of the R&D Program cannot be obtained at reasonable cost by the relevant party as described in Section 3.2 hereof. Such notice may only be given after presentation to the RSC of the reasons that such Third Party intellectual property is reasonably believed to be necessary for the conduct of the R&D Program and discussion of the terms offered by such Third Party for a license under such intellectual property, and after allowing at least sixty (60) days for good faith discussions among the RSC members regarding the need for such Third Party intellectual property and the available terms for licensing.

          (d) Any termination of the R&D Program under Section 2.3.3 shall also result in termination of the Research Term and of this Agreement, subject to the provisions of Article 9, and shall be without prejudice to the rights of either party against the other, then accruing or otherwise accrued under this Agreement. Further, upon any such termination, all remaining

* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

MARTEK Background Technology provided to SEMBIOSYS under this Agreement shall be returned to MARTEK or destroyed.

     2.3.4 Post Research Term Cooperation.

     At least three months prior to any expiration or termination of the Research Term pursuant to Section 2.3.3, the parties shall meet to agree on mechanisms for coordinating and managing activities which shall occur after the expiration of the Research Term which would otherwise be addressed by the RSC hereunder including but not limited to (i) reporting on the development of Inventions; (ii) decisions with respect to patent filing and prosecution; (iii) resolution of inventorship disputes; and (iv) other items as needed.

3. ADDITIONAL PROGRAMS; THIRD PARTY LICENSES

     3.1 Right of First Negotiation for SEMBIOSYS.

     3.1.1 EPA and/or ARA Collaborations.

     In the event that at any time during the longer of the Research Term and the ten (10) year term after termination of this Agreement during which the confidentiality provisions under Section 5.1.1 below shall remain in effect, MARTEK desires to collaborate with a Third Party in the development of plant-based EPA and/or ARA, MARTEK shall notify SEMBIOSYS in writing, which notice shall specify in reasonable detail the structure of the collaboration desired by MARTEK (the “MARTEK Notice”). SEMBIOSYS shall have thirty (30) days after receipt of any MARTEK Notice to provide a written response to MARTEK (the “SEMBIOSYS Response”) as to whether or not it wishes to enter into negotiations with MARTEK concerning the collaboration described in such MARTEK Notice. If MARTEK does not receive a SEMBIOSYS Response within such thirty (30) day period or if SEMBIOSYS declines to enter into negotiations, MARTEK shall thereafter have the right to negotiate and enter into a collaboration with any Third Party regarding the rights which were the subject of the MARTEK Notice, free of any duty to SEMBIOSYS pursuant to this Section 3.1.1. If the SEMBIOSYS Response states that SEMBIOSYS wishes to enter into negotiations with MARTEK, the parties shall negotiate in good faith the terms of a mutually acceptable collaboration agreement for a period of sixty (60) days from the date of the SEMBIOSYS Response.

     If the parties do not agree upon and execute a written agreement for such collaboration within such sixty (60) day period, as such period may be extended by written agreement of both parties, SEMBIOSYS shall set forth in writing in detail its “last best offer” with respect to such collaboration. If MARTEK does not accept such last best offer, MARTEK will furnish SEMBIOSYS with a written statement that it rejects such last best offer, and MARTEK shall thereafter have the right, for a period of two (2) years thereafter, to pursue a collaboration with a Third Party regarding the subject of the MARTEK Notice, but only on terms reasonably believed by MARTEK to be more favorable in the aggregate to MARTEK than SEMBIOSYS’ last best offer. After the expiration of such two-year period, if no agreement is reached with any Third Party with respect to the subject matter of the relevant MARTEK Notice, SEMBIOSYS shall again have a right of first negotiation pursuant to this Section 3.1.1.

     3.1.2 Personal Care Applications. In the event that MARTEK intends to offer exclusive rights to use or sell Licensed Products in the Field to any Third Party in any geographic region for personal care applications, MARTEK will first notify SEMBIOSYS and SEMBIOSYS shall have a right of first negotiation with respect to any such exclusive rights on terms substantially similar to those described in Section 3.1.1 above.

     3.2 Third Party Intellectual Property.

     In the event that any license to any intellectual property owned by third parties is reasonably believed by the parties to be required for the performance of the R&D Program and/or the commercialization of any resulting products in the Field, unless otherwise agreed by the parties, (a) MARTEK shall be responsible for using commercially reasonable efforts to obtain at its expense any licenses relating to the use of the PKS technology and/or the DHA synthesis genes, (b) SEMBIOSYS shall be responsible for using commercially reasonable efforts to obtain at its expense any licenses relating to the development and commercialization of transgenic plants in general, and (c) the parties shall agree in good faith on a case-by-case basis on who shall be responsible for obtaining and bearing the cost of any licenses to any other technology that is required.

4. R&D PROGRAM FUNDING

     4.1 Budget.

     The initial budget for the combined direct costs and milestone payments for the R&D Program are detailed in Exhibit A. Such budget may be modified from time to time subject to MARTEK’s prior written approval. MARTEK shall not be responsible for any expenditures in excess of any such approved budget without MARTEK’s prior written approval. All payments to be made to SEMBIOSYS pursuant to this Article 4 shall be paid to SEMBIOSYS in Canadian dollars.

     4.2 Payments.

     In consideration of the work to be done by SEMBIOSYS in the performance of the R&D Program, MARTEK will pay SEMBIOSYS * per FTE’s worth of effort devoted to the R&D Program during the Research Term, plus approved out-of-pocket expenses as indicated in the relevant approved budget. MARTEK will fund its own activities under the R&D Program.

     Upon execution of this Agreement, MARTEK shall advance to SEMBIOSYS US$500,000 as prepaid R&D Program funding. At the end of each month, SEMBIOSYS shall submit monthly itemized invoices of actual R&D Program expenses to MARTEK, which MARTEK shall pay within 30 days of receipt. Upon any termination of this Agreement within the first year following the Effective Date, SEMBIOSYS shall return * of such prepaid amount to MARTEK ( * if termination is due to breach by SEMBIOSYS). Thereafter, upon any termination other than due to breach by SEMBIOSYS, SEMBIOSYS shall be entitled to retain the entire prepayment. Notwithstanding the foregoing, MARTEK shall be entitled to offset any such retained prepayment against any final monthly invoice received from SEMBIOSYS at a rate of exchange equal to 1.0Cdn$ = 0.7336US$.

     4.3 Milestone Payments.

          (a) MARTEK shall also make milestone payments to SEMBIOSYS as provided in (c) below at the end of each of Phases I – IV of the R&D Program completed by

* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

SEMBIOSYS hereunder contingent upon the successful achievement of each of (I) meeting or exceeding the relevant milestone for such Phase of the R&D Program as set forth in Exhibit A, (II) meeting or beating the timeframes specified in Exhibit A for completing such Phase of the R&D Program based on time elapsed since the date of actual receipt by SEMBIOSYS of the last of the initial set of resynthesized DHA synthesis genes to be provided by MARTEK upon commencement of the R&D Program, which date is anticipated to be no later than January 1, 2004, and which date shall be confirmed in writing by the parties promptly following its occurrence and which shall be subject to further adjustment as provided in (b) below), and (III) completing such Phase of the R&D Program for under the agreed upon Budget Cap as specified in Exhibit A.

          (b) The specified completion date for each Phase (Ia-IV) of the R&D Program shall be adjusted, for purposes of this Section 4.3 only, by adding time for delays incurred in achieving successful completion of any prior Phases to the timeframe specified in Exhibit A plus a grace period of up to one hundred and eighty (180) days; provided, however, that (i) in no event shall any such adjustment result in a specified completion date for any relevant Phase of the R&D Program being adjusted to a date that is later than the following number of days after the completion date for such Phase as specified in Exhibit A: the sum of (A) one hundred and eighty (180) days, plus (B) the time for delays actually incurred in achieving successful completion of any prior Phases; and provided further, that (ii) in no event shall any such adjustment result in a specified completion date for any Phase which is more than eighteen (18) months from the completion date for such Phase as specified in Exhibit A.

          (c) Notwithstanding the foregoing Section 4.3(b), any delays that are caused by MARTEK through the lack of timely performance of any of its obligations under the Workplan shall result in the specified completion dates being adjusted as needed to not penalize SEMBIOSYS for any such MARTEK delay.

          (d) In the event that any Phase (I – IV) of the R&D Program is successfully completed and is completed both on time and under budget, MARTEK shall pay to SEMBIOSYS a milestone payment that is equivalent to one hundred percent (100%) of the specified Budget Cap for such Phase less total expenses billed to MARTEK for such Phase pursuant to Section 4.2, provided, however, all such milestone payments, if any, shall be separately accounted for by SEMBIOSYS and shall be kept reasonably available to be used by SEMBIOSYS to fund any budget overruns in future Phases of the R&D Program, and provided further that no additional milestone payments shall be available once total expended and/or budgeted funds for the R&D Program (including updated budgets for remaining Phases) have reached a total of   *.

          (e) In addition to the provisions of subsection (d) above, the parties agree as follows: In the event that the parties agree to continue with Phase Ib of the R&D Program despite lack of successful completion of Phase Ia of the R&D Program, then upon the successful completion of Phase Ib of the R&D Program both on time and under budget, any milestone payment that is due to SEMBIOSYS for the successful completion of Phase Ib shall be equal to the combined Budget Caps less the expenditures billed by SEMBIOSYS for Phase Ia and Phase Ib of the R&D Program. Further, in the event that Phase Ia of the R&D Program is successful and the parties agree to not engage in the work described for Phase Ib, then any milestone payment that is due to SEMBIOSYS for the successful completion of Phase Ia both on time and under budget shall be equal to the combined Budget Caps less the expenditures billed by SEMBIOSYS for Phase Ia and Phase Ib of the R&D Program.

     4.4 Other Funding.

     SEMBIOSYS will also assist MARTEK, upon request of MARTEK, in obtaining economic incentives from the Canadian government related to the R&D Program and if such incentives are actually received by MARTEK, MARTEK shall pay SEMBIOSYS ten percent (10%) of any such incentive payments actually received.

5. TREATMENT OF CONFIDENTIAL INFORMATION

     5.1 Confidentiality.

     5.1.1 General.

     SEMBIOSYS and MARTEK each recognize that the other party’s Confidential Information constitutes highly valuable and proprietary confidential information. For the

* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

purposes hereof, (a) all MARTEK Background Technology shall be deemed MARTEK Confidential Information; (b) all SEMBIOSYS Background Technology shall be deemed SEMBIOSYS Confidential Information; and (c) subject to each party’s compliance with its respective obligations under Articles 8 and 9, (i) all MARTEK Program Intellectual Property, all Joint Program Intellectual Property which is directly related to the Field and/or SEMBIOSYS Program Intellectual Property which is directly related to the Field shall be deemed MARTEK Confidential Information, and (ii) all SEMBIOSYS Program Intellectual Property not directly related to the Field shall be deemed SEMBIOSYS Confidential Information. Subject to the terms and conditions of Articles 8 and 9, SEMBIOSYS and MARTEK each agree that, except as required by applicable law or regulation (including the filing and prosecution of patent applications) or judicial or administrative order, during the term of this Agreement and for ten (10) years thereafter (or, with respect to information described in (a), (b) and (c) above, in perpetuity); (x) it will keep confidential, and will cause its employees, consultants, Affiliates, licensees and sublicensees to keep confidential, all Confidential Information of the other party that is disclosed to it, or to any of its employees, consultants, Affiliates and licensees and sublicensees, pursuant to or in connection with this Agreement; and (y) neither it nor any of its respective employees, consultants, Affiliates and licensees and sublicensees shall use or disclose Confidential Information of the other party for any purpose whatsoever except as expressly permitted in this Agreement. Notwithstanding the foregoing, (I) either party may disclose Confidential Information to its permitted sublicensees as long as such sublicensees execute a confidentiality agreement providing protections similar to those contained herein, and (II) MARTEK will reasonably cooperate with SEMBIOSYS in the making of reasonable disclosures of Confidential Information to investment bankers, investors and potential investors of SEMBIOSYS; provided, however, that such disclosures shall only be made under the terms of a confidentiality agreement providing protections similar to those contained herein unless otherwise agreed in writing by MARTEK.

     5.1.2 Restricted Access.

     SEMBIOSYS and MARTEK each agree that any disclosure of the other party’s Confidential Information to any of its officers, employees, consultants or agents or those of any of its Affiliates and licensees and sublicensees shall be made only if and to the extent necessary to carry out its rights and responsibilities under this Agreement, and shall be limited to the maximum extent possible consistent with such rights and responsibilities. Each party, upon the other’s request, will return all the Confidential Information disclosed to it by the other party pursuant to this Agreement, including all copies and extracts of documents, within sixty (60) days of the request of the disclosing party following the expiration or termination of this Agreement; provided that a party may retain Confidential Information of the other party relating to any license or right which survives such termination and one copy of all other Confidential Information may be retained in confidential and inactive archives solely for the purpose of establishing the contents thereof.

     5.1.3 Employee Confidentiality and Invention Agreements.

     SEMBIOSYS and MARTEK each represent that all of its employees and all of the employees of its Affiliates, and any consultants to such party or its Affiliates, participating in the R&D Program or who shall otherwise have access to Confidential Information of the other party hereunder are bound by written agreements to assign rights in Inventions to such party and to maintain any such information in confidence and to not use such information except as expressly permitted herein. Each party agrees to enforce confidentiality obligations to which its employees and consultants (and those of its Affiliates) are obligated.

     5.2 Publicity.

     Neither party may disclose the existence or terms of this Agreement without the prior written consent of the other party; provided, however, that either party may make such a disclosure to the extent required by law and that SEMBIOSYS may make a disclosure of the existence and terms of this Agreement to investors, prospective investors, lenders and other financing sources; provided, however, that such disclosures shall only be made under the terms of a confidentiality agreement providing protections similar to those contained herein. The parties, upon the execution of this Agreement, will agree to a news release for publication in general circulation periodicals and news wires. Once any written statement is approved for disclosure by both parties, either party may make subsequent public disclosures limited to the specific contents of such prior statement without the further approval of the other party.

     5.3 Publication.

     Any party wishing to publish or otherwise publicly disclose the results of its research hereunder shall first submit a draft of the proposed manuscript to the RSC and the Patent Coordinators (as defined in Section 6.3) for review, comment and consideration of appropriate patent action at least thirty (30) days prior to any submission for publication or other public disclosure. The RSC will advise the party seeking publication as to whether publication will be permitted and whether a patent application will be prepared and filed or whether trade secret protection should be pursued, and the RSC will, in cooperation with both parties, determine the appropriate timing and content of any such permitted publications.

     5.4 Consultants.

     Prior to retaining any consultant who shall have access to any Confidential Information of the other party or who shall participate in the performance of the R&D Program, each party shall use reasonable efforts to determine if such consultant has or will have any potential conflict of interest with respect to the other party as a result of any other relationships of such consultant and will not retain any consultant known to have such a conflict without the consent of the other party, such consent to not be unreasonably withheld.

6. INTELLECTUAL PROPERTY RIGHTS

     6.1 Disclosure of Inventions.

     Each party shall promptly inform the other and the RSC about all Inventions and other material Program Know-How developed hereunder. The following provisions shall apply to rights in Program Intellectual Property.

     6.2 Ownership.

     6.2.1 SEMBIOSYS Intellectual Property Rights.

     Subject only to the rights and obligations expressly provided in this Agreement, SEMBIOSYS shall have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to any Program Know-How developed or invented solely by employees of SEMBIOSYS and all Patent Rights filed thereon.

     6.2.2MARTEK Intellectual Property Rights.

     Subject only to the rights and obligations expressly provided in this Agreement, MARTEK shall have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to any Program Know-How developed or invented solely by employees of MARTEK and all Patent Rights filed thereon.

     6.2.3 Joint Intellectual Property Rights.

     Subject only to the rights and obligations expressly provided in this Agreement, MARTEK and SEMBIOSYS shall jointly own all Program Know-How jointly developed or invented by employees of both SEMBIOSYS and MARTEK and all Patent Rights filed thereon, with each party having full rights to use and disclose such information and to grant licenses thereunder throughout the Territory.

     6.2.4 Rights in Improvements.

     Notwithstanding Sections 6.2.1 – 6.2.3, subject only to any obligations of the parties pursuant to Article 8 and/or Article 9 of this Agreement, MARTEK shall have an exclusive, perpetual, fully-paid (except as set forth in Sections 8.4.1 and 8.4.7) license to all Inventions and other Program Know-How owned in whole or in part by SEMBIOSYS which are MARTEK Improvements, and SEMBIOSYS shall have an exclusive, perpetual, fully-paid license to all Inventions and other Program Know-How owned in whole or in part by MARTEK which are SEMBIOSYS Improvements. In addition, each party shall have a perpetual, fully-paid non-exclusive license to all unpatented Program Know-How owned by the other party which is not included in the exclusive licenses granted above, but which is reasonably necessary to practice such exclusive licenses.

     6.3Patent Coordinators.

     SEMBIOSYS and MARTEK shall each appoint a patent coordinator (a “Patent Coordinator”) who shall serve as such party’s primary liaison with the other party on matters relating to patent filing, prosecution, maintenance and enforcement. Each party may replace its Patent Coordinator at any time by notice in writing to the other party. The initial Patent Coordinators shall be designated by the parties upon execution of this Agreement.

     6.4 Inventorship.

     In case of dispute between SEMBIOSYS and MARTEK over inventorship or authorship, the RSC, with the advice of the Patent Coordinators and counsel, shall, at its next meeting, or as soon as reasonably possible thereafter, following the disclosure of any Invention pursuant to Section 6.1, make a determination of the inventor(s) or author(s) by application of the standards embodied in United States patent and copyright law. The RSC, with the advice of the Patent Coordinators and counsel, shall also, in the case of dispute, make any determination as to whether an invention is a MARTEK Improvement or a SEMBIOSYS Improvement.

7. PROVISIONS CONCERNING THE FILING, PROSECUTION,
MAINTENANCE AND ENFORCEMENT OF PATENT RIGHTS

     7.1 Filing of Patents.

     7.1.1 Primary Responsibilities.

     (a)  MARTEK shall determine what Patent Rights will be filed in the Territory on Inventions which are MARTEK Improvements. MARTEK shall also determine what Patent Rights will be filed in the Territory on MARTEK Inventions (other than SEMBIOSYS Improvements). MARTEK and SEMBIOSYS will reasonably cooperate with each other to allow MARTEK to file and prosecute patent applications relating to MARTEK Inventions (other than SEMBIOSYS Improvements) and MARTEK Improvements.

     (b)  SEMBIOSYS shall determine what Patent Rights will be filed in the Territory on Inventions which are SEMBIOSYS Improvements. SEMBIOSYS shall also determine what Patent Rights will be filed in the Territory on SEMBIOSYS Inventions (other than MARTEK Improvements). MARTEK and SEMBIOSYS will reasonably cooperate with each other to allow SEMBIOSYS to file and prosecute patent applications relating to SEMBIOSYS Inventions (other than MARTEK Improvements) and SEMBIOSYS Improvements.

     (c)  The parties will mutually agree on the filing and prosecution of any Patent Rights on Joint Inventions which are not SEMBIOSYS Improvements or MARTEK Improvements and shall share the costs associated with such patent filing and prosecution as mutually agreed.

     (d)  Responsibility for Patent Rights as described above shall include responsibility for the filing, prosecution and maintenance (including the defense of interferences and similar proceedings) of any such Patent Rights.

     7.1.2 Elective Termination of Rights.

     If at any time SEMBIOSYS wishes to discontinue the prosecution or maintenance of any Patent Rights filed by it in accordance with Section 7.1.1 which are relevant to the Field, SEMBIOSYS shall promptly give notice of such intention to MARTEK together with the reasons for such decision. In the event that SEMBIOSYS’ decision is not based upon considerations of double-patenting, lack of patentability, or potential interference, then MARTEK shall have the right, but not the obligation, to assume responsibility for the prosecution of any such Patent Rights at its own expense and in the name of SEMBIOSYS, by giving notice to SEMBIOSYS of such intention within thirty (30) days and MARTEK shall thereafter have a perpetual fully-paid license under such SEMBIOSYS Patent Right for use in the Field. MARTEK shall thereafter keep SEMBIOSYS reasonably informed as to the status of the prosecution, issuance and maintenance of any such patent or patent application.

     7.2 Expenses.

     Each party will bear the costs of the filing, prosecution and maintenance of all Patent Rights for which it has responsibilities pursuant to Section 7.1.

     7.3 Legal Action.

     7.3.1Actual or Threatened Infringement.

          (a) In the event either party becomes aware of any possible infringement or unauthorized possession, knowledge or use of any Patent Rights or Program Know-How licensed hereunder (collectively, an “Infringement”), that party shall promptly notify the other party and provide it with full details. The parties will meet to determine the appropriate course of action, and will collaborate in pursuing such course of action.

          (b) Notwithstanding the foregoing, if the parties do not otherwise agree on a course of action, MARTEK shall have primary responsibility for the prosecution, prevention or termination of any Infringement in the Field at MARTEK’s expense and with the sharing of recoveries as specified below. If MARTEK does not commence an action on its own to prosecute, or otherwise take steps to prevent or terminate, an Infringement of any Patent Right for which SEMBIOSYS has primary responsibility pursuant to Section 7.1, the parties may agree to jointly pursue an action, or if no such joint action is pursued within ninety (90) days of any written request of SEMBIOSYS, then SEMBIOSYS shall have the right and option to take such reasonable action as it considers appropriate to prosecute, prevent or terminate such Infringement. If either party determines that it is necessary or desirable for the other to join any such suit, action or proceeding, the second party shall execute all papers and perform such other acts as may be reasonably required in the circumstances.

          (c) MARTEK shall bear the cost of any proceeding or suit under Section 7.3.1(b) brought by MARTEK and SEMBIOSYS shall bear the cost of any proceeding or suit under Section 7.3.1(b) brought by SEMBIOSYS (for the purposes of this Section each hereafter a “responsible party”). In each such case, the responsible party shall have the right first to reimburse itself out of any sums recovered in such suit or in its settlement for all reasonable costs and expenses, including reasonable attorney’s fees, related to such suit or settlement. The remainder is next to be used to reimburse the other party for its costs and expenses so incurred. Any remaining amounts shall be shared as follows: 90% to the responsible party and 10% to the other party. Any non-monetary recovery or award shall be shared as mutually agreed between the parties hereto. The parties shall jointly bear the cost of any joint action under Section 7.3.1(b) and shall share equally in any recovery. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Section by the other party for an Infringement. If either party lacks standing and the other party has standing to bring any such suit, action or proceeding as specified above, then the other party shall do so at the request of the responsible party and at the responsible party’s expense.

          (d) For Infringements outside the Field, the party owning or controlling the relevant Patent Rights or Program Know-How as provided in Section 6.2 shall have the right to pursue infringers, and the parties shall jointly agree on any enforcement of Joint Program Intellectual Property outside the Field.

          (e) In any action under this Section 7.3.1, the parties shall fully cooperate with and assist each other. No suit under Section 7.3.1 regarding SEMBIOSYS Patent Rights or Joint Patent Rights may be settled or compromised by MARTEK without SEMBIOSYS’ consent. No suit under Section 7.3.1 regarding MARTEK Patent Rights or Joint Patent Rights may be settled or compromised by SEMBIOSYS without MARTEK’s consent.

     7.3.2 Defense of Claims Asserted by Third Parties.

     Notwithstanding anything to the contrary in this Agreement, in the event that any action, suit or proceeding is brought against SEMBIOSYS or any Affiliate of SEMBIOSYS or MARTEK or any Affiliate, licensee or sublicensee of MARTEK alleging the infringement of the intellectual property rights of a Third Party by reason of the discovery, development, manufacture, use, sale, importation or offer for sale of a Licensed Product by MARTEK or its Affiliates, licensees or sublicensees, MARTEK will have the obligation to defend itself and SEMBIOSYS and such Affiliate, licensee or sublicensee in such action, suit or proceeding at MARTEK’s expense, except if the action, suit or proceeding is brought primarily due to the actions of SEMBIOSYS in its development of transgenic plants, including but not limited to the use of SEMBIOSYS’ proprietary technologies (in which case, MARTEK shall have no obligation to defend SEMBIOSYS hereunder). SEMBIOSYS shall have the right to separate counsel at its own expense in any such action or proceeding and MARTEK will reimburse SEMBIOSYS for all reasonable expenditures incurred in connection therewith. The parties will cooperate with each other in the defense of any such suit, action or proceeding. The parties will give each other prompt written notice of the commencement of any such suit, action or proceeding or claim of infringement and will furnish each other a copy of each communication relating to the alleged infringement. MARTEK shall not compromise, litigate, settle or otherwise dispose of any such suit, action or proceeding which involves SEMBIOSYS Program Intellectual Property or Joint Program Intellectual Property without SEMBIOSYS’ advice and prior consent, provided that SEMBIOSYS shall not unreasonably withhold its consent to any settlement which does not have a material adverse effect on SEMBIOSYS or SEMBIOSYS’ business.

8. LICENSE RIGHTS

     8.1 License Grants.

     8.1.1 Research Licenses

     (a)  Subject to the terms and conditions of this Agreement, during the Research Term, MARTEK hereby grants to SEMBIOSYS a fully-paid up, non-exclusive, royalty-free, worldwide license, without the right to grant sublicenses, under MARTEK Background Technology, MARTEK Program Intellectual Property (including MARTEK Improvements), and MARTEK’s interest in Joint Program Intellectual Property, for the sole purpose of conducting the activities required in the performance of its obligations hereunder as part of the R&D Program.

     (b)  Subject to the terms and conditions of this Agreement, during the Research Term, SEMBIOSYS hereby grants to MARTEK a fully-paid up, non-exclusive, royalty-free, worldwide license, without the right to grant sublicenses, under SEMBIOSYS Background Technology, SEMBIOSYS Program Intellectual Property (including SEMBIOSYS Improvements), SEMBIOSYS’ interest in Joint Program Intellectual Property, and any relevant Third Party Licenses, for the sole purpose of conducting the activities required in the performance of its obligations hereunder as part of the R&D Program.

     8.1.2 Commercialization License.

     (a)  Subject to the terms and conditions of this Agreement, SEMBIOSYS hereby grants to MARTEK a sole and exclusive license in the Territory to make, have made, use, have used, import, have imported, offer for sale, sell and have sold Licensed Products in the Field, with rights to grant sublicenses that are co-extensive with such license, under any and all SEMBIOSYS Program Intellectual Property (including SEMBIOSYS Improvements), and SEMBIOSYS’ rights in Joint Program Intellectual Property. MARTEK shall have the right to assign or otherwise transfer its rights in the license granted herein (or any part thereof) to its Affiliates. Notwithstanding any such assignment, MARTEK shall be responsible for the activities, including all reporting and royalty obligations, of such Affiliates as if they were MARTEK.

     (b)  Subject to the terms and conditions of this Agreement, SEMBIOSYS hereby grants to MARTEK a sole and exclusive license in the Territory to make, have made, use, have used, import, have imported, offer for sale, sell and have sold Licensed Products in the Field solely as it relates to DHA, with rights to grant sublicenses that are co-extensive with such license, under any and all SEMBIOSYS Background Technology. MARTEK shall have the right to assign or otherwise transfer its rights in the license granted herein (or any part thereof) to its Affiliates. Notwithstanding any such assignment, MARTEK shall be responsible for the activities, including all reporting and royalty obligations, of such Affiliates as if they were MARTEK.

     (c)  Subject to the terms and conditions of this Agreement and the specific limitations set forth in Section 8.1.2(d), SEMBIOSYS hereby grants to MARTEK an exclusive sublicense in the Territory under the Third Party Licenses solely to the extent necessary to allow MARTEK to practice the licenses granted in subsections (a) and (b) above as they relate to DHA. MARTEK shall not have the right to assign or otherwise transfer its rights in the license granted herein (or any part thereof) without the prior written consent of SEMBIOSYS, which consent shall not be unreasonably withheld. SemBioSys shall cooperate with Martek in good faith to secure any rights for Martek under such Third Party Licenses directly from the relevant licensors upon the occurrence of the relevant events, and on the terms and conditions, in each case as expressly provided in the relevant Third Party License.

     (d)  Notwithstanding subsection (c) above, MARTEK shall have no right under the Third Party Licenses to make or have made transgenic plants capable of producing DHA or to propagate or have propagated any transgenic plant material capable of producing DHA or produce seed of transgenic plants capable of producing DHA until the expiration of all relevant patents licensed to SEMBIOSYS under the Third Party Licenses except as otherwise expressly provided in any such Third Party License as in effect on the Effective Date. Prior to the patent expiration of all relevant patents licensed to SEMBIOSYS under the Third Party Licenses, SEMBIOSYS shall propagate plant material and/or produce seed from transgenic plants producing DHA as an exclusive contract manufacturer for MARTEK pursuant to a Supply Agreement to be negotiated in good faith by the parties and agreed to prior to the first anniversary of the Effective Date. Such Supply Agreement shall specify that material to be provided for use in the R&D Program shall be paid for as an R&D Program cost in accordance with Section 4.2 hereof and that material to be provided for use in commercialization of DHA shall be paid for at a cost that includes reasonable manufacturing margins provided that such cost shall not be greater than the cost to MARTEK should it have the right to propagate the transgenic plant material itself. Notwithstanding the foregoing, in the event that at any time during the term of the Supply Agreement SEMBIOSYS and/or its existing subcontractors are unable to propagate plant material and/or produce seed from transgenic plants producing DHA as an exclusive contract manufacturer for MARTEK, SEMBIOSYS agrees that, at MARTEK’s request, it will subcontract propagation of relevant plant material and/or the production of relevant transgenic plants and/or seeds in accordance with the Third Party Licenses, to MARTEK and/or MARTEK’s qualified designees. In the event that material generated through such subcontracting activities is transferred to or from SEMBIOSYS as part of the subcontracting activities pursuant to the foregoing sentence, SEMBIOSYS agrees that it will only charge MARTEK the direct costs associated with any such transfer.

     8.1.3 No Other Rights.

     Neither party shall receive any rights to utilize any proprietary rights owned or controlled by the other party except as expressly set forth herein.

     8.2 Term of Commercialization License.

     The “License Term” with respect to any rights licensed to MARTEK in Section 6.2.4 and 8.1.2 for any Licensed Product shall commence upon the Effective Date and shall continue on a country-by-country basis until the later of (a) sixteen (16) years (or such shorter period as required by law) following commercial launch in such country or (b) expiration of the last to expire Patent Rights licensed to MARTEK pursuant to this Agreement claiming such Licensed Product. Thereafter, MARTEK shall have a fully paid-up license of perpetual duration to all

SEMBIOSYS Background Technology, all SEMBIOSYS Program Intellectual Property, and SEMBIOSYS’ interest in all Joint Program Intellectual Property with respect to such Licensed Product.

     8.3 Licenses and Sublicenses to Third Parties.

     If MARTEK grants a license or sublicense as permitted herein to a Third Party with respect to any SEMBIOSYS Background Technology, SEMBIOSYS Program Intellectual Property, and/or Joint Program Intellectual Property, MARTEK shall guarantee that such licensee or sublicensee will fulfill all of MARTEK’s obligations under this Agreement; provided, however, that MARTEK shall remain directly liable for the fulfillment of all such obligations unless otherwise consented to in writing by SEMBIOSYS.

     8.4 Payment of Royalties, Accounting for Royalties and Records.

     8.4.1 Royalties on Sales of DHA.

     In consideration of the licenses granted to MARTEK pursuant to this Agreement with respect to DHA, MARTEK shall pay to SEMBIOSYS a royalty as determined below on sales of Licensed Products equal to  *  of (i) the Gross Margin realized by MARTEK on the sales of such Licensed Products by MARTEK or its Affiliates, and (ii) any royalties or other license income received during the License Term by MARTEK as consideration for a license or sublicense of Licensed Products. Notwithstanding any other provision hereof, all sales of Licensed Products to distributors, whether or not made with restrictions as to use or resale, shall be deemed sales by MARTEK and not licenses of Licensed Products for purposes of the foregoing.

     The royalty rate shall vary  *  depending on (a) the Development Contribution as set forth in the table below as determined based on the stage of development of the Licensed Product at the time of any termination of the R&D Program and this Agreement (if such termination occurs) and/or completion of Phase IV of the R&D Program, and (b) the level of DHA in the resulting commercial crop (“the DHA Royalty Contribution”). The Development Contribution and the DHA Royalty Contribution will be determined in accordance with the following tables:

* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

I. DEVELOPMENT CONTRIBUTION TABLE*

* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

     The effective royalty rate will be calculated as follows: Development Contribution multiplied by DHA Royalty Contribution. *

     8.4.2 Example.

     As an example of the calculations to be performed pursuant to Section 8.4.1 above,

*

     8.4.3 Payment Dates and Reports.

     Royalties shall be paid by MARTEK within sixty (60) days after the end of each Calendar Quarter in any Calendar Year in which sale of Licensed Products occurs. Such payments shall be accompanied by a report showing the quantity of Licensed Product sold, the applicable royalty rate for such Licensed Product, the aggregate Gross Margin for the quantity of Licensed Products sold, an accounting for licensing income if relevant, and the amount of royalty due.

* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

     8.4.4 Accounting.

     The Gross Margin used for computing the royalties payable to SEMBIOSYS hereunder shall be computed, and royalties shall be paid, in U.S. dollars. For purposes of determining the amount of royalties due, the amount of sales or revenues in any foreign currency shall be computed by converting such amount into U.S. dollars at the prevailing commercial rate of exchange for purchasing dollars with such foreign currency as reported in The Wall Street Journal on the last business day of the period to which a royalty payment relates.

     8.4.5 Records.

     MARTEK, its Affiliates, licensees and sublicensees shall keep for three (3) years from the date of each payment of royalties complete and accurate records of sales by MARTEK and its Affiliates, licensees and sublicensees of each Licensed Product as well as cost of sales, licensing income and percentage DHA calculations in sufficient detail to allow the accruing royalties to be determined accurately. SEMBIOSYS shall have the right for a period of three (3) years after receiving any report or statement with respect to royalties due and payable to appoint an independent certified public accountant reasonably acceptable to MARTEK to inspect the relevant records of MARTEK and its Affiliates, licensees and sublicensees to verify such report or statement. MARTEK and its Affiliates, licensees and sublicensees shall make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from SEMBIOSYS, solely to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any Calendar Year nor more than once with respect to sales of any Licensed Product in any given Calendar Quarter. SEMBIOSYS agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for SEMBIOSYS to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law, regulation or judicial order. SEMBIOSYS shall pay for such inspections, except that in the event there is any upward adjustment in aggregate royalties payable for any Calendar Year of the inspected party shown by such inspection of more than five percent (5%) of the amount paid, MARTEK shall pay for such inspection.

     8.4.6 Overdue Royalties.

     Royalties not paid within the time period set forth in Section 8.4.3 shall bear interest at a rate of one percent (1%) per month from the due date until paid in full.

     8.4.7 Royalties on ARA and EPA.

     Unless otherwise provided in any agreement entered into pursuant to Section 3.1.1, in the event that MARTEK develops an ARA or EPA product in the Field which is a Licensed Product, MARTEK and SEMBIOSYS shall negotiate in good faith an appropriate royalty within a range  *  of the Gross Margin on sales of such a Licensed Product which shall take into account the contributions of SEMBIOSYS to the development of any such Licensed Product using a structure similar to that set forth in Section 8.4.1. Such royalty shall be negotiated upon request of MARTEK, but in any event prior to the first introduction of a nucleic acid construct relating to EPA or ARA metabolism into a commercial crop which is a Licensed Product. MARTEK’s obligations and SEMBIOSYS’ rights set forth in Sections 8.4.3, 8.4.4, 8.4.5, and 8.4.6 shall apply to all sales of any such Licensed Products containing ARA or EPA. Nothing in this Section 8.4.7 shall affect any royalties payable pursuant to Section 8.4.1 above with respect to sales of Licensed Products containing DHA. Any royalty for an ARA or EPA product negotiated pursuant to this Section 8.4.7 shall be structured to include tables similar to those tables set out in Section 8.4.1 (I) and (II) above, but with different percentages and different factors used to determine when each such percentage applies.

     8.5 Commercialization Efforts.

     MARTEK agrees that it will use commercially reasonable efforts to develop and market Licensed Products in the Field throughout the Territory at its own expense, but only to the extent that the development and commercialization of such Licensed Products is economically practicable and the market for such Licensed Products justifies, in MARTEK’s sole discretion, such development and sale.

* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

9. TERMINATION AND DISENGAGEMENT

     9.1 Term of Agreement.

     The term of this Agreement (“Term”) shall commence on the Effective Date and shall continue until the expiration of the License Term or until this Agreement expires or is terminated pursuant to Section 2.3 hereof or this Article 9, whichever shall first occur.

     9.2 Discretionary Termination.

     MARTEK may terminate this Agreement at its sole discretion after the successful completion of Phase IV of the R&D Program upon six (6) months prior written notice.

     9.3 Material Breach.

     This Agreement may be terminated by either party upon written notice following any material breach of this Agreement by the other party as described below.

          (a) A material breach of this Agreement by a party shall occur:

(i) upon the failure of such party to pay, when due, any amount due hereunder to the other party, in which event termination shall be effective sixty (60) days after receiving written notice from the other party of such failure to pay; or

(ii) upon material breach of any other material obligation or condition by such party, in which event termination shall be effective ninety (90) days after receiving written notice from the other party of such breach.

          (b) The foregoing notwithstanding, if the default or breach is cured, remedied or shown to be non-existent within the aforesaid sixty (60) or ninety (90) day period, the notice shall be deemed automatically withdrawn and of no effect.

     9.4 Change of Control.

     This Agreement may be terminated by MARTEK upon written notice to SEMBIOSYS following any Change of Control of SEMBIOSYS. SEMBIOSYS shall promptly notify MARTEK of any Change of Control.

     9.5 Termination Upon Bankruptcy.

          (a) If either party is dissolved or liquidated, files for protection under bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within sixty (60) days of the filing thereof, then the other party may terminate this Agreement by notice to such party.

          (b) All rights and licenses granted under or pursuant to this Agreement by SEMBIOSYS to MARTEK, and by MARTEK to SEMBIOSYS, are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses or rights to “intellectual property” as defined under Section 101(52) of the U.S. Bankruptcy Code. The parties agree that each party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, subject to performance by the licensee of its preexisting obligations under this Agreement. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against the licensor under the U.S. Bankruptcy Code, the licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to the licensee (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by the licensee, unless the licensor elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the licensor upon written request therefor by the licensee, provided, however, that upon the licensor’s (or its successor’s) written notification to the licensee that it is again willing and able to perform all of its obligations under this Agreement, the licensee shall promptly return all such tangible materials to the licensor, but only to the extent that the licensee does not require continued access to such materials to enable the licensee to perform its obligations under this Agreement.

     9.6 Effect of Termination.

     9.6.1 Continued Licenses Upon Qualifying Termination.

     (a)  In the event of any expiration or termination of the Research Term and/or the Agreement pursuant to Sections 2.3 or 9.4, or in the event of any termination of the Agreement by MARTEK pursuant to Section 9.3 or 9.5 (any of the foregoing, a “Qualifying Termination”), the licenses granted to MARTEK in Section 8.1.2 shall continue for the License Term subject to the terms and conditions set forth below and in Section 8.1.2.

Such license shall be: (A) non-exclusive if MARTEK terminates the Research Term and this Agreement pursuant to Section 2.3.3(b) or if either party terminates the Research Term and this Agreement pursuant to Section 2.3.3(c), or if MARTEK terminates this Agreement pursuant to Section 9.4 where the merging or acquiring entity is not a Material Competitor, in each case with royalties equal to 75% of those provided in Section 8.4.1 hereof, and (B) exclusive, and with royalties at the royalty rates stated in Section 8.4.1 hereof, in the event of expiration of the Research Term under Sections 2.3.1 or 2.3.2, termination of the Research Term under Section 2.3.3(a), termination of the Agreement by MARTEK pursuant to Section 9.3 or 9.5, or termination of the Agreement by MARTEK pursuant to Section 9.4 where the merging or acquiring entity is a Material Competitor.

     (b)  Notwithstanding anything to the contrary in the foregoing subsection (a), in the event of termination pursuant to Section 2.3.3(b) following the successful and timely completion of Phase I of the R&D Program, MARTEK may (I) elect to retain the aforementioned non-exclusive license, with royalties equal to 75% of those provided in Section 8.4.1, and MARTEK shall also pay a program termination fee of  * , (II) elect to retain an exclusive license at the full royalty rates stated in Section 8.4.1 and MARTEK shall pay a program termination fee of  * , or (III) elect to abandon the R&D Program and terminate the Research Term, retain no continuing licenses under Section 8.1.2 and pay no program termination fee.

* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

     (c)  Any licenses to be continued as set forth in any sentence of Section 9.6.1(a) or (b) shall include the right to grant sublicenses, shall require the payment of royalties for the duration of the License Term as defined in Section 8.2 above, and shall be terminable for breach or bankruptcy.

     (d)  In the event of any termination of the Agreement by SEMBIOSYS pursuant to Section 9.3 or 9.5 above, the R&D Program, the Research Term, and this Agreement shall be automatically terminated and the licenses granted to MARTEK under Sections 8.1.1 and 8.1.2 shall immediately terminate.

     (e)  In the event of any termination of the Agreement by MARTEK pursuant to Section 9.2 above, MARTEK shall have no right to any continuing licenses under Section 8.1.2.

     (f)  Upon any Qualifying Termination, MARTEK will be provided with a final written report of all research conducted by SEMBIOSYS pursuant to the R&D Program and, except in the event of an election by MARTEK under Section 9.6.1(b) (III) above, MARTEK shall have access to all work product and reports necessary or useful in allowing MARTEK to continue the R&D Program alone or in conjunction with a Third Party.

     (g)  For the purposes of clarity, the license granted by SEMBIOSYS to MARTEK in Section 6.2.4 shall survive termination of this Agreement for any reason and shall remain subject to the payment of royalties in accordance with Sections 8.4.1 and 8.4.7.

     9.6.2 Other Consequences of Termination.

     Except with respect to any surviving rights and obligations as expressly provided in this Article 9, upon any termination of this Agreement, all rights and licenses granted hereunder shall terminate and each party shall return to the other party all of the other party’s Confidential Information (other than with respect to maintaining one (1) archival copy of such Confidential Information related thereto for its legal files, for the sole purpose of determining its obligations under this Agreement) and proprietary materials of the other party in its possession, in each case unless included in, or necessary to practice, any rights which survive such termination, and each party shall provide the other party with certification by an officer of such party that all such

Confidential Information and proprietary materials have been destroyed or returned to the other party, as appropriate.

     9.7 Surviving Provisions.

     Expiration or termination of this Agreement for any reason shall be without prejudice to:

          (a) the rights and obligations of the parties provided in Article 5, Sections 6.1, 6.2, 6.4, 7.1.1, 7.2, 8.1.3, 8.4, 9.6, 9.7, 10.1, 10.2, and Articles 11, 12 and 13, all of which shall survive such termination;

          (b) the rights and obligations of the parties provided in Sections 7.1.2, 7.3, 8.2, 8.3 and 8.5 which shall survive such termination only for so long as the licenses granted in Section 8.1.2, as they may be continued under Section 9.6.1(a) or (b), are in effect;

          (c) SEMBIOSYS’ right to receive all payments earned and/or accrued prior to expiration or termination hereunder; and

          (d) any other rights or remedies which either party may otherwise have against the other.

10. REPRESENTATIONS AND WARRANTIES

     10.1 Mutual Representations.

     SEMBIOSYS and MARTEK each represents and warrants as follows:

     10.1.1 Organization.

     It is a corporation duly organized, validly existing and is in good standing under the laws of its jurisdiction of incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the performance of its obligations hereunder requires such qualification and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

     10.1.2 Authorization.

     The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of its stockholders or (b) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter documents.

     10.1.3 Binding Agreement.

     This Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with its terms and conditions.

     10.1.4 No Inconsistent Obligation.

     It is not under any obligation to any person, or entity, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

     10.1.5 Warranty Disclaimer.

     EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

     10.1.6 Limited Liability.

     NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER SEMBIOSYS NOR MARTEK WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (I) ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR

LOST PROFITS OR (II) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.

     10.2 SEMBIOSYS Representations and Warranties.

     10.2.1 Third Party Licenses.

          (a) SEMBIOSYS represents and warrants to MARTEK that (i) it has the right under the Third Party Licenses to perform the R&D Program as set forth in the Workplan attached hereto, and (ii) it has the right to grant to MARTEK sublicenses of SEMBIOSYS’ rights under any license agreements pertaining to patent rights listed on Exhibit C attached hereto (“Third Party Licenses”) as provided in Section 8.1.2 of this Agreement.

          (b) SEMBIOSYS represents and warrants to MARTEK that it has provided MARTEK with a true and complete copy of all relevant provisions of each Third Party License in existence as of the Effective Date, and that SEMBIOSYS shall not voluntarily terminate any Third Party License or amend any Third Party License in any manner which would adversely affect MARTEK without the prior written approval of MARTEK.* SEMBIOSYS represents and warrants that in the event of any notice of termination to SEMBIOSYS under a Third Party License or Other Agreement on the basis of an alleged breach of such Third Party License or Other Agreement by SEMBIOSYS, SEMBIOSYS shall promptly inform MARTEK of such notice and shall cooperate with MARTEK and undertake all reasonable steps to cure any alleged breach giving rise to such notice of termination within the time period allowed for cure as set forth in such Third Party License or Other Agreement, as relevant.

* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

          (c) SEMBIOSYS further represents and warrants that during Phase I of the R&D Program it shall use its commercially reasonable efforts in good faith to assist MARTEK in securing all necessary rights under the Third Party Licenses to allow MARTEK to continue the R&D Program, alone or in conjunction with a Third Party, and to develop and commercialize DHA produced in any resulting transgenic plants, and to remove the restrictions of Section 8.1.2(d) on the license set forth in Section 8.1.2(c), in each case in the event of any Qualifying Termination of this Agreement.

     10.2.2 Financial Reports.

     SEMBIOSYS hereby warrants that it shall make available to MARTEK, on a confidential basis, its quarterly financial statements within sixty (60) days of the end of each Calendar Quarter.

11. INDEMNIFICATION

     11.1 Indemnification of SEMBIOSYS by MARTEK.

     MARTEK shall indemnify, defend and hold harmless SEMBIOSYS, its Affiliates and their respective directors, officers, employees, and agents and their respective successors, heirs and assigns (the “SEMBIOSYS Indemnitees”), against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the SEMBIOSYS Indemnitees, or any of them, in connection with any claims, suits, actions, demands or judgments of third parties, including without limitation personal injury and product liability matters (except in cases where such claims, suits, actions, demands or judgments result from a willful material breach of this Agreement, gross negligence or willful misconduct on the part of SEMBIOSYS) arising directly out of any actions of MARTEK in the performance of the R&D Program or arising out of the development, testing, production, manufacture, promotion, import, sale or use by any person of any Licensed Product manufactured or sold by MARTEK or by an Affiliate, licensee, sublicensee, distributor or agent of MARTEK.

     11.2 Indemnification of MARTEK by SEMBIOSYS.

     SEMBIOSYS shall indemnify, defend and hold harmless MARTEK, its Affiliates, Agents and their respective directors, officers, employees, and agents and their respective successors, heirs and assigns (the “MARTEK Indemnitees”), against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the MARTEK Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments of third parties (except in cases where such claims, suits, actions, demands or judgments result from a willful material breach of this Agreement, gross negligence or willful misconduct on the part of MARTEK) arising directly out of any actions of SEMBIOSYS in the performance of the R&D Program.

     11.3 Conditions to Indemnification.

     A party seeking indemnification under this Article 11 (the “Indemnified Party”) shall give prompt notice of the claim to the other party (the “Indemnifying Party”) and, provided that the Indemnifying Party is not contesting the indemnity obligation, shall permit the Indemnifying Party to control any litigation relating to such claim and disposition of any such claim, provided that the Indemnifying Party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of any claim as the settlement or disposition relates to parties being indemnified under this Article 11 and provided, further, that the Indemnifying Party shall not settle or otherwise resolve any claim without prior notice to the Indemnified Party and the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement involves anything other than the payment of money by the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in its defense of any claim for which indemnification is sought under this Article 11 and shall have the right to be present in person or through counsel at all legal proceedings giving rise to the right of indemnification.

12. DISPUTE RESOLUTION

     12.1 Senior Officials.

     The parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement which relates to either party’s rights and/or obligations hereunder. In the event of the occurrence of such a dispute, either party may, by notice to the other party, have such dispute referred to their respective Chief Executive Officers or other senior officials designated by such persons, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received.

     12.2 Arbitration.

     12.2.1 General.

     In the event of any dispute, difference or question arising between the parties in connection with this Agreement, the construction thereof, or the rights, duties or liabilities of either party, which dispute cannot be amicably resolved by the good faith efforts of the persons designated under Section 12.1, then such dispute shall be resolved by binding arbitration as set forth in Section 12.2.2 below.

     12.2.2 Arbitration.

     Binding arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”). The arbitration panel shall be composed of three arbitrators, one of whom shall be chosen by MARTEK, one by SEMBIOSYS and the third by the two so chosen. If both or either of MARTEK or SEMBIOSYS fails to choose an arbitrator or arbitrators within fourteen (14) days after receiving notice of commencement of arbitration or if the two arbitrators fail to choose a third arbitrator within fourteen (14) days after their appointment, the then President of the New York office of the AAA shall, upon the request of both or either of the parties to the arbitration, appoint the arbitrator or arbitrators required to complete the board or, if he shall decline or fail to do so, such arbitrator or arbitrators shall be appointed by the New York office of the AAA.

          (a) Exchange of Proposals. Within ten (10) days of the appointment of the full arbitration panel, the parties shall exchange documents setting forth their final detailed proposals for resolution of the matter in dispute, together with a brief or other written memorandum supporting the merits of their final proposal. The arbitration panel shall promptly convene a hearing, at which time each party shall have an agreed upon time to argue and present witnesses in support of its final proposal.

          (b) Selection of Final Proposal. The arbitration panel shall select the proposal which most closely reflects a commercially reasonable interpretation of the terms of this Agreement as the way to resolve the matter. In making their selection, the arbitrators shall not modify the terms or conditions of either party’s final proposal nor shall the arbitrators combine provisions from both final proposals. In making their selection, the arbitrators shall consider the terms and conditions of this Agreement, the relative merits of the final proposals, and the written and oral arguments of the parties. In the event the arbitrators seek the guidance of the law of any jurisdiction, the laws of the State of Delaware, USA, shall govern.

          (c) Notification of Decision. The arbitrators shall make their decision known to both parties as quickly as possible by delivering written notice of their decision to both parties. The parties shall agree in writing to comply with the proposal selected by the arbitration panel within five (5) days of receipt of notice of such selection. The decision of the arbitrators shall be final and binding on the parties, and specific performance may be ordered by any court of competent jurisdiction.

          (d) Costs. The parties shall bear their own costs in preparing for the arbitration. The costs of the arbitrators shall be equally divided between the parties.

13. MISCELLANEOUS

     13.1 Payment Method.

     Each payment to SEMBIOSYS under Article 4 of this Agreement shall be paid by MARTEK in Canadian currency by wire transfer of funds to an account of SEMBIOSYS in accordance with instructions provided by SEMBIOSYS.

     13.2 Notices.

     All notices shall be in writing mailed via certified mail, postage prepaid and return receipt requested, or via courier providing evidence of delivery, in each case addressed as follows, or to such other address as may be designated by notice so given from time to time:

If to MARTEK:	Martek Biosciences Corporation
6480 Dobbin Road
Columbia, MD 21045
USA
Attention: General Counsel

With a copy to:	Mintz, Levin, Cohn, Ferris,
Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
USA
Attention: Sarah Shoaf Cabot, Esq.

If to SEMBIOSYS:	SemBioSys Genetics, Inc.
110, 2985 – 23 Avenue N.E.
Calgary, AB T1Y 7L3
CANADA
Attention: Manager of Intellectual Property

With a copy to:	Hale and Dorr LLP
60 State Street
Boston, MA 02109
USA
Attention: Gretchen A. Rice, Esq.

If to the RSC :	To the Project Managers at their respective addresses furnished in writing to the parties.

     Except as otherwise expressly provided in this Agreement or agreed in writing by both parties, any notice, communication or payment required to be given or made shall be deemed given or made and effective (i) when delivered personally; or (ii) when receipt is acknowledged if sent by overnight express or mailed by certified mail.

     13.3 Governing Law and Jurisdiction.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, U.S.A., without regard to the application of principles of conflicts of law.

     13.4 Binding Effect.

     This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

     13.5 Headings.

     Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

     13.6 Counterparts.

     This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

     13.7 Amendment; Waiver.

     This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

     13.8 No Third Party Beneficiaries.

     Except as set forth in Article 11, no Third Party, including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement.

     13.9 No Agency or Partnership.

     Nothing contained in this Agreement shall give either party the right to bind the other, or be deemed to constitute the parties as agents for the other or as partners with each other or any Third Party.

     13.10 Assignment and Successors.

     This Agreement may not be assigned by either party without the consent of the other, which shall not be unreasonably withheld, except that each party may, without such consent,

assign this Agreement and the rights, obligations and interests of such party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets in the line of business to which this Agreement pertains or to any successor corporation resulting from any merger or consolidation of such party with or into such corporations.

     13.11 Force Majeure.

     Neither MARTEK nor SEMBIOSYS shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of MARTEK or SEMBIOSYS. In event of such force majeure, the party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

     13.12 Interpretation.

     The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in a favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

     13.13 Integration: Severability.

     This Agreement is the sole agreement with respect to the subject matter hereof and supersedes all other agreements and understandings between the parties with respect to same, including but not limited to the Non-Disclosure Agreement between SEMBIOSYS and MARTEK dated February 26, 2003 (the “Superseded Confidentiality Agreement”). If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected. The parties hereto covenant and agree to renegotiate any such provision in good faith in order to provide a reasonably acceptable alternative to any such provision that is invalid, illegal or unenforceable, it being the intent of the parties that the basic purposes of this Agreement are to be effectuated.

     13.14 Export Compliance.

     Each party and its Affiliates and sublicensees shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Each party hereby gives written assurance that it will comply with, and will cause its Affiliates and sublicensees to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or sublicensees, and that it will indemnify, defend, and hold the other party harmless (in accordance with Article 11) for the consequences of any such violation.

     13.15 Further Assurances.

     Each of MARTEK and SEMBIOSYS agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, that may be necessary or as the other party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other party its rights and remedies under, this Agreement.

[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

MARTEK BIOSCIENCES CORPORATION

By:	/s/ Henry Linsert Jr.

Name:	Henry Linsert Jr.

Title:	Chief Executive Officer

Date:	12/2/03

SEMBIOSYS GENETICS, INC.

By:	/s/ Andrew Baum

Name:	Andrew Baum

Title:	Chief Executive Officer

Date:	Dec. 1, 2003

EXHIBIT A

*

* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

EXHIBIT B

Gross Margin Calculation

“Gross Margin” means, with respect to Licensed Products, Sales Revenue less Cost of Goods Sold.

“Sales Revenue” means, with respect to Licensed Products, charges made to customers for products sold net of returns, allowances, discounts, freight and other similar items, and excluding sales taxes, in accordance with Generally Accepted Accounting Principles (GAAP).

“Cost of Goods Sold” means, with respect to Licensed Products, all costs directly related to the production and sale of the Licensed Products including direct materials and labor as well as the application of indirect costs and overhead related to the production of the Licensed Product, in accordance with GAAP, including uncollectible customer payments.

EXHIBIT C

Third Party Licenses

*

* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.